Exhibit 99.1
September 29, 2009
FROM:
Famous Dave’s of America, Inc.
12701 Whitewater Drive, Suite 200
Minnetonka, MN 55343

Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
FOR IMMEDIATE RELEASE
Famous Dave’s Names Wallace B. Doolin to its Board of Directors
Casual dining executive brings 35 years of restaurant experience
MINNEAPOLIS, September 29 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that it had appointed Wallace (Wally) B. Doolin, former president and chief executive officer of Carlson Restaurants Worldwide (CRW) and TGI Friday’s (“Friday’s”) and former chairman and chief executive of Buca, Inc. to its board of directors.
“We’re delighted to be able to attract an individual of Wally Doolin’s caliber to our board of directors, further expanding the functional and strategic expertise of our board,” said K. Jeffrey Dahlberg, chairman of the board of Famous Dave’s of America. “Wally adds an amazing breadth of experience and a broad, seasoned perspective to our business.”
Doolin, 63, currently is the founder and CEO of Black Box Intelligence, a Dallas-based company that provides benchmarking information and analysis for public and private restaurant companies and serves as Executive Chairman and CEO of ESP Systems a hospitality technology company. Additionally, Doolin serves as a member of the board of directors of Caribou Coffee Company, of Minneapolis and the leading organization to end childhood hunger, Share Our Strength.
“Famous Dave’s is a great brand and I’m very pleased to join its board of directors,” Doolin said. “I’ve been a great admirer, and customer, of the brand for many years, and have always been impressed with the passion and level of execution that Famous Dave’s associates bring to the business each day.”
From November, 2004 through January, 2008, Doolin was Chairman, President and CEO of Buca, Inc., operators of the Buca di Beppo chain of restaurants, where he was responsible for developing turnaround strategies for the chain. He served as CEO of La Madeleine Bakery Café and Bistro, a 64-restaurant chain based in Dallas, Texas from 2002 to 2004, and from 1994 to 2002 was CEO and President of CRW and Friday’s, a casual dining restaurant company. Doolin was a Senior Vice President and Executive Vice President of CRW and Friday’s from 1989 to 1993.

During his more than 13 years with CRW and Friday’s, Doolin oversaw Friday’s growth from 135 U.S. restaurants to more than 700 units in 57 countries. He also was responsible for the acquisition of Pick Up Stix, which brought CRW’s restaurant total to 770. From 1984 to 1986, Mr. Doolin served as President of Applebee’s, and from 1972 to 1989 he held senior leadership positions at W.R. Grace’s Restaurant Division, Flakey Jake’s, Inc., and Steak and Ale Restaurants.
Doolin has received the IFMA Silver Plate and NRN Golden Chain awards; he is a board member emeritus of the National Restaurant Association, and a past chairman of its Education Foundation.
“I can’t think of many individuals with the depth and breadth of operational knowledge and experience that Wally Doolin brings to this position,” Dahlberg said. “Wally has played a critical role in building some of the nation’s pre-eminent casual dining chains, as well as experience in guiding promising concepts during difficult times. We’re pleased and honored that he has agreed to serve on our board of directors.”
About Famous Dave’s
Famous Dave’s of America, Inc. (NASDAQ: DAVE) develops, owns, operates and franchises Bar-B-Que restaurants. The award-winning Bar-B-Que restaurants are known for barbequed and grilled meats, sandwiches, side items, salads and unique desserts. With 178 locations in 38 states, Famous Dave’s has won over 400 awards for everything from best ribs to best Bar-B-Que sauce to best cookbook.
The Famous Dave’s family also includes a Famous Dave’s Rib Team, which has a stellar track record and has been ranked in first place at competitions throughout the United States, including the Best in the West Nugget Rib Cook-Off in Sparks, Nevada; the Great American Rib Cook-Off in Cleveland, Ohio; the Southern Florida Championship Cook Off in Jupiter, Florida and many, many more. For more information, please visit www.famousdaves.com.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.